Exhibit 4(iv)

DATA PAGE

Single Premium Index-Linked Deferred Annuity

CONTRACT DATA
Contract Number:	{1234567}
Annuitant/Age:	{John Doe/45}
Owner:	{Jane Doe}
{Joint Annuitant/Age:}	{Jane Doe/45}
{Joint Owner:}	{John Doe}
Contract Date:	{May 1, 2024}
Annuitization Date:	{May 1, 2074}
Premium Payment:	{$10,000.00}

CONTRACT CHARGES AND LIMITS

Transaction Fee:	For unscheduled partial surrenders: Currently {$00.00}, not to exceed the lesser of $25 or 2% of each unscheduled partial surrender after the 12th unscheduled partial surrender in a Contract Year.

Maximum Total Premium Payment:	[$2,000,000.00.]

Segment Minimums:	[$1,000]

Minimum Partial Surrender:	[$100.00]

Minimum Accumulated Value After	[$2,000.00]
A Partial Surrender:

Minimum Accumulated Value To Initiate A	[$5,000.00]
Scheduled Partial Surrender:

Guaranteed Minimum Interest Rate for Initial Holding	[0.25%]
Account:

Current Interest Rate for Initial Holding Account:	[1.00%]

SF 1027-3	3

Nonforfeiture Value: The Nonforfeiture Value is equal to [87.50%] of the Premium Payments made, accumulated at the applicable Nonforfeiture Rate since the Contract Date, minus any amounts surrendered, accumulated at the applicable Nonforfeiture Rate since the date of Surrender. The Nonforfeiture Value only applies to the Initial Holding Account and Fixed Segment Options, if any.

Nonforfeiture Rate:            [0.15%]

The Nonforfeiture Rate will be calculated at the beginning of each calendar quarter by taking an average of selected 5-year Constant Maturity Treasury (CMT) rates, less 1.25%, rounded to the nearest 0.05%. The Nonforfeiture Rate will be no less than 0.15%, and no greater than 3.00%.

The CMT rates for six calendar months will be selected as the averaging period for Nonforfeiture Rate calculations. The averaging period will begin with the ninth calendar month prior to the beginning of the next calendar quarters and will end with the fourth calendar month prior to the beginning of the next calendar quarter. For example, the Nonforfeiture Rate for the calendar quarter beginning January 1 would be the average of the 5-year CMT rates during the months of April through September of the prior year.

The Nonforfeiture Rate implemented for any calendar quarter will be updated to reflect the most recent calculation only if the calculation results in a Nonforfeiture Rate that is more than 0.25% different, higher or lower, from the actual Nonforfeiture Rate applicable in the most recently concluded calendar quarter. We will automatically reset the Nonforfeiture Rate for calendar quarters beginning January 1 and July 1 equal to the actual calculation associated with that time.

Free Surrender Amount:

The greater of (A.), (B.), and (C.) decreased by any partial Surrender and/or partial Annuitization made since the last Contract Anniversary where:

(A.) is 10% of the total Premium Payment; and

(B.) is any amount distributed as a result of the Required Minimum Distribution (RMD) of the then current Federal Income Tax Regulation for this contract; and

(C.) Secure Income Benefit Payment amount.

SURRENDER CHARGES

Completed Contract Years
Surrender Charge
Percentage
0	8.00%
1	8.00%
2	7.00%
3	6.00%
4	5.00%
5	4.00%
6 and after	0.00%

SF 1027-3	3-1

SEGMENT OPTIONS

Initial Segment Start Date	[May 9, 2024]

[Fixed Segment Option]

Name	Segment Term	Initial Interest Rate	Guaranteed Minimum Interest Rate
Fixed Segment Option	[1] Year[s]	[1.00]%	[0.25]%

Maximum Fixed Segment Option Allocation	[50]%

[Buffer Segment Options]

	Segment	Buffer		Initial Cap		Initial Participation		Minimum		Minimum Participation
Index	Term	Rate		Rate		Rate		Cap Rate		Rate
[Russell 2000®]	[1] Year[s]	[10.00]	%	[1.00]	%	[10.00]	%	[1.00]	%	[10.00]	%
[S&P 500®]	[1] Year[s]	[10.00]	%	[1.00]	%	[10.00]	%	[1.00]	%	[10.00]	%
[S&P 500®]	[1] Year[s]	[10.00]	%	[Uncapped]		[10.00]	%	[1.00]	%	[10.00]	%
[S&P 500®]	[2] Year[s]	[10.00]	%	[1.00]	%	[10.00]	%	[1.00]	%	[10.00]	%
[Russell 2000®]	[6] Year[s]	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%
[S&P 500®]	[6] Year[s]	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%
[SG Smart Climate]	[6] Year[s]	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%

[Peak Buffer Segment Options]

	Segment	Buffer		Initial Cap		Initial Participation		Minimum		Minimum Participation
Index	Term	Rate		Rate		Rate		Cap Rate		Rate
[S&P 500®]	[1] Year[s]	[20.00]	%	[1.00]	%	[10.00]	%	[1.00]	%	[10.00]	%
[S&P 500®]	[6] Year[s]	[20.00]	%	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%

[Floor Segment Options]

	Segment	Floor		Initial Cap		Initial Participation		Minimum Cap		Minimum Participation
Index	Term	Rate		Rate		Rate		Rate		Rate
[S&P 500®]	[1] Year[s]	[0.00]	%	[1.00]	%	[10.00]	%	[1.00]	%	[10.00]	%
[S&P 500®]	[1] Year[s]	[10.00]	%	[1.00]	%	[10.00]	%	[1.00]	%	[10.00]	%
[S&P 500®]	[6] Year[s]	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%	[10.00]	%

Bond Adjustment Index:	[the 6 year Point on the A Rated US Bloomberg Fair Value Curve]

SF 1027-3	3-2

RIDER DATA

[Secure Income Protector] (GLWB)

Rider Effective Date:	[May 1, 2024]

Income Option Selected:	[Level Income Option]

Covered Lives:	[Single Life]

Waiting Period:	[3rd] Contract Year

Current Quarterly Rider Charge:	[0.3125%]

The current rider charge is not guaranteed and can be changed by Us subject to the maximum charges shown below. In addition, so long as You remain eligible for the Step-Up feature of the GLWB Rider, You will be charged the then current rider charge, subject to the maximum charge shown below.

Maximum Quarterly Rider Charge:	[0.5000%]]

	Initial Secure Income		Secure Income
Income Option	Percentage		Deferral Credit
Level Income Option	[5.00]	%	[0.15]	%

Tiered Income Option
Tier 1 (Accumulated Value greater than $0)	[7.00]	%	[0.20]	%
Tier 2 (Accumulated Value reduced to $0)	[3.00]	%	[0.10]	%

Waiver of Surrender Charge Rider
Effective Date:	[May 1, 2024]

You may exercise this rider after the first Contract Anniversary following the Rider Effective Date.

SF 1027-3	3-3

[S&P 500® Price Return Index

The S&P 500® (the “Index”) is a product of S&P- Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Principal Life Insurance Company. Standard & Poor’s® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holding LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Principal Life Insurance Company. It is not possible to invest directly in an Index, Principal Life Insurance Company’s Products are not sponsored, endorsed, sold, or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Principal Life Insurance Company’s Products or any member of the public regarding the advisability of investing in securities generally or in Principal Life Insurance Company’s products particularly or the ability of the S&P 500® to track general market performance. Past performance of an Index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Principal Life Insurance Company with respect to the S&P 500® is the licensing of the S&P 500® and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® is determined, composed, and calculated by S&P Dow Jones Indices without regard to Principal Life Insurance Company or Principal Life Insurance Company’s Products. S&P Dow Jones Indices have no obligation to take the needs of Principal Life Insurance Company or the owners of Principal Life Insurance Company’s Products into consideration in determining, composing, or calculating the S&P 500®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of Principal Life Insurance Company’s products or the timing of the issuance or sale of Principal Life Insurance Company’s products are to be converted into cash, surrendered, or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing, or trading of Principal Life Insurance Company’s Product. There is no assurance that investment products based on the S&P 500® will accurately track Index performance or provide positive investment returns. S&P Dow Joes Indices LLC is not an investment advisor. Inclusion of a security within an Index is not a recommendation by S&P Dow Jones Indices to buy, sell or hold security, not is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AS TO RESULTS TO BE OBTAINED BY PRINCIPAL LIFE INSURANCE COMPANY, OWNERS OF THE PRINCIPAL LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBIITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PRINCIPAL LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

SF 1027-3	3-4

[Russell 2000® Price Return Index

Principal annuity products (the “Products”) have been developed solely by Principal Life Insurance Company. The Products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertaking (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russel 2000 Index (the “Index”) vest in the relevant LSE group company which owns the Index. “Russell®” and “Russell 2000®” are trademarks of the relevant LSE Group company and are used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent, or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Products. The LSE Group makes no claim, prediction, warranty, or representation either as to the results to be obtained from the Products or the suitability of the Index for the purpose to which it is being put by Principal Life Insurance Company. ]

[SG Smart Climate

The SG Smart Climate Index (Bloomberg Ticker: SGIXSMAC) is a rules-based index that aims to provide investment exposure to the performance of stocks of U.S. large-capitalization companies that are selected based on proprietary climate risk preparedness scores and certain environmental, social, and governance (ESG) exclusion filters. Climate risk generally refers to the risk of negative impacts on a company’s business or financial condition due to climate-related conditions around the globe or the transition to a lower carbon economy. The climate risk models used in connection with the Index seek to identify large U.S. companies that are more likely to perform well in future climate scenarios.

The Index is an “excess return” index. The Index’s return reflects the total return on an investment in the underlying component stocks (including reinvestment of all dividends, interest, and other income), less certain negative adjustments and deductions that reduce the performance of the Index. See “Performance Drags” below.

The sponsor of the Index and the Underlying SGI Index (as defined below) is Société Générale. The index calculator is S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC). The climate risk models used in connection with the Index are produced by Entelligent, Inc. Sustainalytics provides the data used to support the ESG exclusion filters. None of these companies are affiliated with Principal.]

SF 1027-3	3-5